The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated June 28, 2016

JPMorgan Chase Financial Company LLC	July 2016 Pricing Supplement No. Registration Statement Nos. 333-209682 and 333-209682-01 Dated July , 2016 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. and International Equities

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The PLUS will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to a maximum payment at maturity. However, if the basket has declined in value, at maturity investors will lose 1% for every 1% decline. The PLUS are for investors who seek exposure to an equally weighted basket of the two indices and the two exchange-traded funds specified below and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the basket. At maturity, an investor will receive an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the basket closing value on the valuation date. The PLUS are unsecured and unsubordinated obligations of JPMorgan Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the PLUS. Investors may lose some or all of the stated principal amount of the PLUS.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Basket:	Basket components	Bloomberg ticker symbol	Basket component weighting
	S&P MidCap 400® Index (the “MID Index”)	MID	1/4
	Russell 2000® Index (the “RTY Index”)	RTY	1/4
	Shares of the iShares® MSCI EAFE ETF (the “EFA ETF”)	EFA	1/4
	Shares of the iShares® MSCI Emerging Markets ETF (the “EEM ETF”)	EEM	1/4
We refer to the MID Index and the RTY Index as the underlying indices; the EFA ETF and the EEM ETF as the ETFs; shares of the EFA ETF and the EEM ETF as the ETF Shares; and the underlying indices and the ETF Shares collectively as the basket components.
Aggregate principal amount:	$
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value, for each $10 stated principal amount PLUS,
$10 × basket performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:	$10 × leverage factor × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Leverage factor:	300%
Basket performance factor:	final basket value / initial basket value
Maximum payment at maturity:	At least $11.625 (at least 116.25% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.625 per PLUS.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	July , 2016 (expected to price on or about July 1, 2016)
Original issue date (settlement date):	July , 2016 (3 business days after the pricing date)
Valuation date:	August 1, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement
Maturity date:	August 4, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
CUSIP / ISIN:	46646W375 / US46646W3759
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per PLUS	$10.00	$0.175(2)	$9.775
		$0.05(3)
Total	$	$	$

(1)	See “Additional Information about the PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the PLUS.

(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.175 per $10 stated principal amount PLUS. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount PLUS

If the PLUS priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the PLUS would be approximately $9.753 per $10 stated principal amount PLUS. The estimated value of the PLUS on the pricing date will be provided in the pricing supplement and will not be less than $9.50 per $10 stated principal amount PLUS. See “Additional Information about the PLUS — The estimated value of the PLUS” in this document for additional information.

Investing in the PLUS involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Risk Factors” beginning on page 10 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the PLUS” at the end of this document.

Product supplement no. MS-1-I dated June 3, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Basket closing value:

The basket closing value on the valuation date will be calculated as follows:

100 × [1 + sum of (basket component return of each basket component × basket component weighting of that basket component)]

Basket component return:	On the valuation date, the basket component return for each basket component is equal to the index return or share return, as applicable, for that basket component on the valuation date
Index return:	With respect to each underlying index: (final index value – initial index value) initial index value
Initial index value:	With respect to each underlying index, the closing level of that underlying index on the pricing date
Final index value:	With respect to each underlying index, the closing level of that underlying index on the valuation date
Share return:	With respect to each ETF, (final share price – initial share price) initial share price
Initial share price:	With respect to each ETF, the closing price of one applicable ETF Share on the pricing date
Final share price:	With respect to each ETF, the closing price of one applicable ETF Share on the valuation date
Share adjustment factor:	The share adjustment factor is referenced in determining the closing price of one applicable ETF Share and is set initially at 1.0 on the pricing date. With respect to each ETF, the share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement.

July 2016	Page 2

JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the basket components that enhances returns for a certain range of positive performance of the basket.

▪	To potentially achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 3 years
Leverage factor:	300%
Maximum payment at maturity:	At least $11.625 (at least 116.25% of the stated principal amount) per PLUS (to be provided in the pricing supplement)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Basket component weightings:	1/4 for each of the basket components

Supplemental Terms of the PLUS

For purposes of the accompanying product supplement, each underlying index is an “Index” and each ETF is a “Fund.”

July 2016	Page 3

JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies. In exchange for enhanced returns from a certain range of positive performance of the asset, investors are exposed to the risk of loss of some or all of their investment. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated, investors are fully exposed to the negative performance of the asset. Investors may lose some or all of the stated principal amount of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the basket.
Upside Scenario	The final basket value is greater than the initial basket value and, at maturity, the PLUS pay the stated principal amount of $10 plus a return equal to 300% of the basket percent increase, subject to the maximum payment at maturity of at least $11.625 (at least 116.25% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.
Par Scenario	The final basket value is equal to the initial basket value and, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.
Downside Scenario	The final basket value is less than or equal to the initial basket value and, at maturity, the PLUS pay an amount that is less than the stated principal amount. This decrease will be by an amount that is proportionate to the percentage decline of the final basket value from the initial basket value. (Example: if the basket decreases in value by 30%, the PLUS will pay an amount that is less than the stated principal amount by 30%, or $7.00 per PLUS.)

July 2016	Page 4

JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$11.625 (116.25% of the stated principal amount) per PLUS (which represents the lowest hypothetical maximum payment at maturity)*

*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $11.625 per PLUS.

PLUS Payoff Diagram

How it works

▪	Upside Scenario. Under the hypothetical terms of the PLUS, if the final basket value is greater than the initial basket value, for each $10 principal amount PLUS investors will receive the $10 stated principal amount plus a return equal to 300% of the appreciation of the basket over the term of the PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the PLUS, an investor will realize the hypothetical maximum payment at maturity at a final basket value of approximately 105.417% of the initial basket value.

▪	For example, if the basket appreciates 5%, investors will receive a 15% return, or $11.50 per PLUS

▪	Par Scenario. If the final basket value is equal to the initial basket value, investors will receive the stated principal amount of $10 per PLUS.

▪	Downside Scenario. If the final basket value is less than the initial basket value, investors will receive an amount that is significantly less than the stated principal amount by an amount proportionate to the percentage decrease of the final basket value from the initial basket value.

▪	For example, if the basket depreciates 50%, investors will lose 50% of their principal and receive only $5 per PLUS at maturity, or 50% of the stated principal amount.

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JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The hypothetical returns and hypothetical payments on the PLUS shown above apply only if you hold the PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

July 2016	Page 6

JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Payouts on the PLUS at Maturity

Below are four examples of how to calculate the payment at maturity based on the hypothetical component values in the respective tables below. The following hypothetical examples are provided for illustrative purposes only. For purposes of the following examples, (i) an “initial component value” means the initial index value of an underlying index or the initial share price of an ETF, as applicable, and (ii) a “final component value” means the initial index value of an underlying index or the final share price of an ETF, as applicable. Actual results will vary.

Example 1:  The final basket value is greater than the initial basket value, and the payment at maturity is less than the hypothetical maximum payment at maturity.

Basket component	Weight in Basket	Hypothetical initial component value	Hypothetical final component value	Basket component return
MID Index	1/4	1,400.00	1,435.00	+2.50%
RTY Index	1/4	1,100.00	1,127.50	+2.50%
EFA Shares	1/4	$50.00	$51.25	+2.50%
EEM Shares	1/4	$30.00	$30.75	+2.50%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (basket component return of each basket component × basket component weighting of that basket component)]

Using the hypothetical values above, the sum of the basket component return of each basket component times the basket component weighting of that basket component:

[(1,435.00 – 1,400.00) / 1,400.00] × 1/4 = 0.625%
[(1,127.50 – 1,100.00) / 1,100.00] × 1/4 = 0.625%
[($51.25 – $50.00) / $50.00] × 1/4 = 0.625%
[($30.75 – $30.00) / $30.00] × 1/4 = 0.625%
0.625% + 0.625% + 0.625% + 0.625% = 2.50%

Final basket value	=	100 × (1 + 2.50%), which equals 102.50
Basket percent increase	=	(102.50 – 100) / 100, which equals 2.50%

The payment at maturity per PLUS will equal $10 plus the leveraged upside payment, subject to the maximum payment at maturity. The leveraged upside payment will equal (i) $10 times (ii) the basket percent increase times (iii) the leverage factor, or:

$10 × 2.5% × 300% = $0.75

Because this amount would not result in a payment at maturity that would exceed the hypothetical maximum payment at maturity of $11.625 per PLUS, the payment at maturity will equal $10 plus the leveraged upside payment, or:

$10 + $0.75 = $10.75

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JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 2: The final basket value is greater than the initial basket value, and the payment at maturity is equal to the hypothetical maximum payment at maturity.

Basket component	Weight in Basket	Hypothetical initial component price	Hypothetical final component price	Basket component return
MID Index	1/4	1,400.00	1,820.00	+30.00%
RTY Index	1/4	1,100.00	1,430.00	+30.00%
EFA Shares	1/4	$50.00	$65.00	+30.00%
EEM Shares	1/4	$30.00	$39.00	+30.00%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (basket component return of each basket component × basket component weighting of that basket component)]

Using the hypothetical value above, the sum of the component return of each basket component times the basket component weighting of that basket component:

[(1,820.00 – 1,400.00) / 1,400.00] × 1/4 = 7.50%

[(1,430.00 – 1,100.00) / 1,100.00] × 1/4 = 7.50%

[($65.00 – $50.00) / $50.00] × 1/4 = 7.50%

[($39.00 – $30.00) / $30.00] × 1/4 = 7.50%

7.50% + 7.50% + 7.50% + 7.50% = 30%

Final basket value	=	100 × (1 + 30%), which equals 130

Basket percent increase	=	(130 – 100) / 100, which equals 30%

The payment at maturity per PLUS will equal $10 plus the leveraged upside payment, subject to the maximum payment at maturity. The leveraged upside payment will equal (i) $10 times (ii) the basket percent increase times (iii) the leverage factor, or:

$10 × 30% × 300% = $9.00

Because this amount would result in a payment at maturity that would exceed the hypothetical maximum payment at maturity of $11.625 per PLUS, the payment at maturity will equal the hypothetical maximum payment at maturity of $11.625 per PLUS.

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JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 3: The final basket value is less than or equal to the initial basket value.

Basket component	Weight in Basket	Hypothetical initial component price	Hypothetical final component price	Basket component return
MID Index	1/4	1,400.00	210.00	-85.00%
RTY Index	1/4	1,100.00	1,182.50	+7.50%
EFA Shares	1/4	$50.00	$53.75	+7.50%
EEM Shares	1/4	$30.00	$33.00	+10.00%

Basket performance factor = final basket value / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (basket component return of each basket component × basket component weighting of that basket component)]

Using the hypothetical values above, the sum of the component return of each basket component times the basket component weighting of that basket component:

[(210.00 – 1,400.00) / 1,400.00] × 1/4 = -21.250%

[(1,182.50 – 1,100.00) / 1,100.00] × 1/4 = 1.875%

[($53.75 – $50.00) / $50.00] × 1/4 = 1.875%

[($33.00 – $30.00) / $30.00] × 1/4 = 2.500%

(-21.250% + 1.875% + 1.875% + 2.500% = -15%

Final basket value	=	100 × (1 + (-15%)), which equals 85

Basket performance factor	=	85 / 100, which equals 85%

In the above example, the final component values of all the basket components except for the MID index (with a combined weighting of 3/4 of the basket) are each higher than their respective initial component values, but the final component value of the MID Index (with a weighting of 1/4 of the basket) is lower than its initial component value. Accordingly, although the final component values of 3/4 of the basket components (by weight) have increased in value over their respective initial component values, the final component value of the other 1/4 (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other basket components and, consequently, the basket performance factor is less than 100%.

Because the final basket value is less than or equal to the initial basket value in this example, the payment at maturity per PLUS will equal $10 times the basket performance factor; or

($10 × 85%) = $8.50

The payment at maturity per PLUS will be $8.50, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket.

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JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪	The PLUS do not pay interest or guarantee the return of any principal and your investment in the PLUS may result in a loss. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final basket value is less than the initial basket value, the payment at maturity will be an amount in cash that is less than the stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket and may be zero. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS.

▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of at least $11.625 (at least 116.25% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be provided in the pricing supplement. Because the maximum payment at maturity will be limited to at least 116.25% of the stated principal amount for the PLUS, any increase in the final basket value by more than approximately 5.417% (if the maximum payment at maturity is set at 116.25% of the stated principal amount) will not further increase the return on the PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.

▪	The PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the PLUS. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.

▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the PLUS. If these affiliates do not make payments to us and we fail to make payments on the PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and as an agent of the offering of the PLUS, hedging our obligations under the PLUS and making the assumptions used to determine the pricing of the PLUS and the estimated value of the PLUS, which we refer to as the estimated value of the PLUS. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the final basket value and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to any basket component, calculation of the final index value of either underlying index in the event of a discontinuance or material change in method of calculation of that underlying index or the calculation of the final share price of either ETF in the event of a discontinuance of that ETF or any anti-dilution adjustments, may affect the payment to you at maturity. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the PLUS and the value of the PLUS. It is possible that hedging or

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JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

trading activities of ours or our affiliates in connection with the PLUS could result in substantial returns for us or our affiliates while the value of the PLUS declines. Please refer to “Risk Factors — Risks Relating to the Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Correlation (or lack of correlation) of performances among the basket components may reduce the performance of the basket, and changes in the values of the basket components may offset each other. The PLUS are linked to an equally weighted basket consisting of the underlying indices and the ETFs. Movements and performances of the basket components may or may not be correlated with each other. At a time when the value of one or more of the basket components increases, the values of the other basket components may not increase as much or may decline. Therefore, in calculating the final basket value, increases in the value of one or more of the basket components may be moderated, or more than offset, by the lesser increases or declines in the values of the other basket components. High correlation of movements in the values of the basket components during periods of negative returns could have an adverse effect on your return on your investment. There can be no assurance that the final basket value will be greater than the initial basket value.

▪	The estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS. The estimated value of the PLUS is only an estimate determined by reference to several factors. The original issue price of the PLUS will exceed the estimated value of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. See “Additional Information about the PLUS — The estimated value of the PLUS” in this document.

▪	The estimated value of the PLUS does not represent future values of the PLUS and may differ from others’ estimates. The estimated value of the PLUS is determined by reference to internal pricing models of our affiliates. This estimated value of the PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the PLUS that are greater than or less than the estimated value of the PLUS. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy the PLUS from you in secondary market transactions. See “Additional Information about the PLUS — The estimated value of the PLUS” in this document.

▪	The estimated value of the PLUS is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the PLUS is based on, among other things, our and our affiliates’ view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the PLUS and any secondary market prices of the PLUS. See “Additional Information about the PLUS — The estimated value of the PLUS” in this document.

▪	The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the PLUS — Secondary market prices of the PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your PLUS during this initial period may be lower than the value of the PLUS as published by JPMS (and which may be shown on your customer account statements).

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS. Any secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the PLUS. As a result, the price, if any, at which JPMS will be willing to buy PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the PLUS.

The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the PLUS will be impacted by many economic and market factors. The secondary market price of the PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the values of the basket components, including:

o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

o	customary bid-ask spreads for similarly sized trades;

o	our internal secondary market funding rates for structured debt issuances;

o	the actual and expected volatility of the basket components;

o	the time to maturity of the PLUS;

o	dividend rates on the equity securities included in or held by the basket components;

o	the actual and expected positive or negative correlation among the basket components, or the actual and expected absence of any such correlation;

o	interest and yield rates in the market generally;

o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in or held by the ETFs trade and the correlation among those rates and the values of the ETFs;

o	the occurrence of certain events to the ETFs that may or may not require an adjustment to the share adjustment factor; and

o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the PLUS, if any, at which JPMS may be willing to purchase your PLUS in the secondary market.

▪	Investing in the PLUS is not equivalent to investing in the basket or the basket components. Investing in the PLUS is not equivalent to investing in the basket, the basket components or their component stocks. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETFs or the stocks that constitute either underlying index or that are held by either ETF.

▪	Adjustments to either underlying index could adversely affect the value of the PLUS. The publisher for either underlying index may discontinue or suspend calculation or publication of that underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to either discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	An investment in the PLUS is subject to risks associated with mid-size and small capitalization stocks with respect to the MID Index and the RTY Index. The stocks that constitute the MID Index and the RTY Index are issued by companies with relatively mid-size and small market capitalization. The stock prices of mid-size size and smaller companies may be more volatile than stock prices of large capitalization companies. Mid-size and small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-size and small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	The PLUS are subject to risks associated with securities issued by non-U.S. companies with respect to the EFA ETF and the EEM ETF. The equity securities held by each of the EFA ETF and EEM ETF have been issued by non-U.S. companies. Investments in PLUS linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

▪	The PLUS are subject to currency exchange risk with respect to the EFA ETF and EEM ETF. Because the prices of the equity securities underlying the EFA ETF and EEM ETF are converted into U.S. dollars for the purposes of calculating the net asset value of those ETF Shares, holders of the PLUS will be exposed to currency exchange rate risk with respect to the currencies in which securities underlying those ETF Shares are traded. Your net exposure will depend on the extent to which the currencies in which securities underlying those ETF Shares are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities underlying the those ETF Shares are traded, the net asset value of the those ETF Shares will be adversely affected and the amount we pay you at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are::

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;

o	political, civil or military unrest in the countries issuing those currencies and the United States; and

o	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

▪	The PLUS entail emerging markets risk with respect to the EEM ETF. The equity securities underlying the EEM ETF have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

▪	Adjustments to the ETFs or the indices tracked by the ETFs could adversely affect the value of the PLUS. Those responsible for calculating and maintaining the ETFs and the indices tracked by the ETFs, which we refer to as the reference index, can add, delete or substitute the components of the ETFs or the applicable reference index, or make other methodological changes that could change the value of the

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JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

ETFs or the applicable reference index. Any of these actions could adversely affect the price of the ETFs and, consequently, the value of the PLUS.

▪	There are risks associated with the ETFs. Although the ETFs are listed for trading on the NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETFs or that there will be liquidity in the trading market. The ETFs are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETFs, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the ETFs, and consequently, the value of the PLUS.

▪	The performance and market value of each ETF, particularly during periods of market volatility, may not correlate with the performance of that ETF’s reference index as well as the net asset value per applicable ETF Share. Each ETF does not fully replicate its reference index and may hold securities different from those included in its reference index. In addition, the performance of each ETF will reflect additional transaction costs and fees that are not included in the calculation of its reference index. All of these factors may lead to a lack of correlation between the performance of an ETF and its reference index. In addition, corporate actions with respect to the equity securities underlying an ETF (such as mergers and spin-offs) may impact the variance between the performances of that ETF and its reference index. Finally, because the ETF Shares are traded on a securities exchange and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share.

During periods of market volatility, securities underlying each ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per ETF Share and the liquidity of that ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem ETF Shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell ETF Shares. As a result, under these circumstances, the market value of ETF Shares may vary substantially from the net asset value per ETF Share. For all of the foregoing reasons, the performance of each ETF may not correlate with the performance of its reference index as well as its net asset value per ETF Share, which could materially and adversely affect the value of the PLUS in the secondary market and/or reduce any payment on the PLUS.

▪	We have no affiliation with the ETFs. To our knowledge, we are not currently affiliated with any issuers of the stocks underlying the ETFs or the applicable reference index. We have not independently verified any of the information about the ETFs and the reference index contained in these preliminary terms or in the underlying supplement. You should make your own investigation into the ETFs and the reference index. We are not responsible for the ETFs’ public disclosure of information, whether contained in SEC filings or otherwise.

▪	The anti-dilution protection for the ETFs is limited. The calculation agent will make adjustments to the applicable share adjustment factor for certain events affecting the ETFs. However, the calculation agent will not make an adjustment in response to all events that could affect the ETFs. If an event occurs that does not require the calculation agent to make an adjustment, the value of the PLUS may be materially and adversely affected.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the values of the basket components and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value or initial share price, as applicable, of a basket component and, therefore, could potentially increase the value that the final index value or final share price, as applicable, of a basket component must reach so that you do not suffer a loss on your initial investment in the PLUS. Additionally, these hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the final basket value and, accordingly, the amount of cash an investor will receive at

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JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the PLUS declines.

▪	Secondary trading may be limited. The PLUS will not be listed on a securities exchange. There may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. JPMS may act as a market maker for the PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.

▪	The final terms and valuation of the PLUS will be provided in the pricing supplement. The final terms of the PLUS will be provided in the pricing supplement. In particular, each of the estimated value of the PLUS and the maximum payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the PLUS based on the minimums for the estimated value of the PLUS and the maximum payment at maturity.

▪	The tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the IRS regarding the PLUS. The IRS might not accept, and a court might not uphold, the treatment of the PLUS described in “Additional Information about the PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS was successful in asserting an alternative treatment, the timing and character of any income or loss on the PLUS could differ materially and adversely from our description herein.

Even if the treatment of the PLUS is respected, the IRS may assert that the PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

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JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Basket Overview

The basket is an equally weighted basket composed of two indices and two exchange-traded funds.

Basket Components

The S&P MidCap 400® Index. The S&P MidCap 400® Index consists of stocks of 400 companies selected to provide a performance benchmark for the medium market capitalization segment of the U.S. equity markets. For additional information about the S&P MidCap 400® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

The Russell 2000® Index. The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

The iShares® MSCI EAFE ETF. The iShares® MSCI EAFE ETF is an exchange-traded fund of iShares® Trust, a registered investment company, which seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization developed market equities, excluding the United States and Canada, which we refer to as the reference index with respect to the iShares® MSCI EAFE ETF. The reference index for the iShares® MSCI EAFE ETF is currently the MSCI EAFE® Index. The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of the developed equity markets in Europe, Asia, Australia and New Zealand. For additional information about the iShares® MSCI EAFE ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.

The iShares® MSCI Emerging Markets ETF. The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, which seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization emerging market equities, which we refer to as the reference index with respect to the iShares® MSCI Emerging Markets ETF. The reference index for the iShares® MSCI Emerging Markets ETF is currently the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. For additional information about the iShares® MSCI Emerging Markets ETF, see the information set forth under “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.

Basket component information as of June 27, 2016
	Bloomberg Ticker Symbol	Current Value	52 Weeks Ago	52 Week High	52 Week Low	Basket component weighting
The S&P MidCap 400® Index	MID	1,416.66	1,532.62 (on 6/27/2015)	1,532.62 (on 6/27/2015)	1,238.82 (on 2/11/2016)	1/4
The Russell 2000® Index	RTY	1,089.646	1,279.794 (on 6/27/2015)	1,279.794 (on 6/27/2015)	953.715 (on 2/11/2016)	1/4
The iShares® MSCI EAFE ETF	EFA	$52.64	$65.74 (on 6/27/2015)	$65.74 (on 6/27/2015)	$51.38 (on 2/11/2016)	1/4
The iShares® MSCI Emerging Markets ETF	EEM	$32.21	$39.93 (on 6/27/2015))	$39.93 (on 6/27/2015)	$28.25 (on 1/20/2016)	1/4

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Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The following graph is calculated to show the performance of the basket during the period from January 3, 2011 through June 27, 2016, assuming the basket components are weighted as set out above such that the initial basket value was 100 on January 3, 2011 and illustrates the effect of the offset and/or correlation among the basket components during that period. The graph does not take into account the leverage factor on the PLUS or the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the PLUS. You cannot predict the future performance of any basket component or of the basket as a whole, or whether increases in the value of any basket component will be offset by decreases in the values of the other basket components. The historical value performance of the basket and the degree of correlation between the value trends of the basket components (or lack thereof) should not be taken as an indication of its future performance.

Historical Basket Performance January 3, 2011 through June 27, 2016

The following graphs set forth the official daily values for each of the basket components for the period from January 3, 2011 through June 27, 2016. The related tables set forth the published high and low, as well as end-of-quarter, values for each respective basket component for each quarter in the same period. The component values on June 27, 2016 were, in the case of the MID Index, 1,416.66, in the case of the RTY Index, 1,089.646, in the case of the EFA Shares, $52.64 and in the case of the EEM Shares, $32.21. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical values and historical performance of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the component values and basket closing value on the valuation date. There can be no assurance that the basket will appreciate over the term of the PLUS so that you do not suffer a loss on your initial investment in the PLUS.

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JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Performance of the S&P MidCap 400® Index January 3, 2011 through June 27, 2016

License Agreement. “Standard & Poor’s®,” “S&P®” and “S&P MidCap 400®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by JPMorgan Chase & Co. and certain of its affiliates, including JPMorgan Financial. See “Equity Index Descriptions — The S&P U.S. Indices — License Agreement” in the accompanying underlying supplement.

S&P MidCap 400® Index	High	Low	Period End
2011
First Quarter	989.05	909.76	989.05
Second Quarter	1,015.26	929.57	978.64
Third Quarter	1,011.65	775.07	781.26
Fourth Quarter	912.99	744.98	879.16
2012
First Quarter	1,005.22	885.52	994.30
Second Quarter	1,001.65	891.32	941.64
Third Quarter	1,026.85	914.97	989.02
Fourth Quarter	1,030.15	945.96	1,020.43
2013
First Quarter	1,153.68	1,046.32	1,153.68
Second Quarter	1,214.89	1,104.79	1,160.82
Third Quarter	1,257.72	1,170.68	1,243.85
Fourth Quarter	1,342.53	1,222.86	1,342.53
2014
First Quarter	1,389.21	1,265.61	1,378.50
Second Quarter	1,432.94	1,318.50	1,432.94
Third Quarter	1,445.16	1,365.31	1,370.97
Fourth Quarter	1,474.40	1,288.10	1,452.44
2015
First Quarter	1,539.61	1,410.91	1,524.03
Second Quarter	1,549.44	1,499.68	1,502.17
Third Quarter	1,522.99	1,351.29	1,368.91
Fourth Quarter	1,473.14	1,366.44	1,398.58
2016
First Quarter	1,445.19	1,238.82	1,445.19
Second Quarter (through June 27, 2016)	1,525.14	1,416.66	1,416.66

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JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Performance of the Russell 2000® Index January 3, 2011 through June 27, 2016

License Agreement. The “Russell 2000® Index” is a trademark of FTSE Russell and has been licensed for use by JPMorgan Chase & Co. and certain of its affiliates, including JPMorgan Financial.  For more information, see “Equity Index Descriptions — The Russell Indices — Disclaimers” in the accompanying underlying supplement.

Russell 2000® Index	High	Low	Period End
2011
First Quarter	843.549	773.184	843.549
Second Quarter	865.291	777.197	827.429
Third Quarter	858.113	643.421	644.156
Fourth Quarter	765.432	609.490	740.916
2012
First Quarter	846.129	747.275	830.301
Second Quarter	840.626	737.241	798.487
Third Quarter	864.697	767.751	837.450
Fourth Quarter	852.495	769.483	849.350
2013
First Quarter	953.068	872.605	951.542
Second Quarter	999.985	901.513	977.475
Third Quarter	1,078.409	989.535	1,073.786
Fourth Quarter	1,163.637	1,043.459	1,163.637
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.964	1,095.986	1,192.964
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,049.303	1,204.696
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter	1,295.799	1,215.417	1,253.947
Third Quarter	1,273.328	1,083.907	1,100.688
Fourth Quarter	1,204.159	1,097.552	1,135.889
2016
First Quarter	1,114.028	953.715	1,114.028
Second Quarter (through June 27, 2016)	1,188.954	1,089.646	1,089.646

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PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Performance of the iShares® MSCI EAFE ETF January 3, 2011 through June 27, 2016

iShares® MSCI EAFE ETF	High	Low	Period End
2011
First Quarter	$61.91	$55.31	$60.09
Second Quarter	$63.87	$57.10	$60.14
Third Quarter	$60.80	$46.66	$47.75
Fourth Quarter	$55.57	$46.45	$49.53
2012
First Quarter	$55.80	$49.15	$54.90
Second Quarter	$55.51	$46.55	$49.96
Third Quarter	$55.15	$47.62	$53.00
Fourth Quarter	$56.88	$51.96	$56.82
2013
First Quarter	$59.89	$56.90	$58.98
Second Quarter	$63.53	$57.03	$57.38
Third Quarter	$65.05	$57.55	$63.79
Fourth Quarter	$67.06	$62.71	$67.06
2014
First Quarter	$68.03	$62.31	$67.17
Second Quarter	$70.67	$66.26	$68.37
Third Quarter	$69.25	$64.12	$64.12
Fourth Quarter	$64.51	$59.53	$60.84
2015
First Quarter	$65.99	$58.48	$64.17
Second Quarter	$68.42	$63.49	$63.49
Third Quarter	$65.46	$56.25	$57.32
Fourth Quarter	$62.06	$57.50	$58.75
2016
First Quarter	$57.80	$51.38	$57.13
Second Quarter (through June 27, 2016)	$59.87	$52.64	$52.64

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PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Historical Performance of the iShares® MSCI Emerging Markets ETF January 3, 2011 through June 27, 2016

iShares® MSCI Emerging Markets ETF	High	Low	Period End
2011
First Quarter	$48.69	$44.63	$48.69
Second Quarter	$50.21	$45.50	$47.60
Third Quarter	$48.46	$34.95	$35.07
Fourth Quarter	$42.80	$34.36	$37.94
2012
First Quarter	$44.76	$38.23	$42.94
Second Quarter	$43.54	$36.68	$39.19
Third Quarter	$42.37	$37.42	$41.32
Fourth Quarter	$44.35	$40.14	$44.35
2013
First Quarter	$45.20	$41.80	$42.78
Second Quarter	$44.23	$36.63	$38.57
Third Quarter	$43.29	$37.34	$40.77
Fourth Quarter	$43.66	$40.44	$41.77
2014
First Quarter	$40.99	$37.09	$40.99
Second Quarter	$43.95	$40.82	$43.23
Third Quarter	$45.85	$41.56	$41.56
Fourth Quarter	$42.44	$37.73	$39.29
2015
First Quarter	$41.07	$37.92	$40.13
Second Quarter	$44.09	$39.04	$39.62
Third Quarter	$39.78	$31.32	$32.78
Fourth Quarter	$36.29	$31.55	$32.19
2016
First Quarter	$34.28	$28.25	$34.25
Second Quarter (through June 27, 2016)	$35.26	$31.87	$32.21

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JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 PLUS
The estimated value of the PLUS:

The estimated value of the PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the PLUS. The estimated value of the PLUS does not represent a minimum price at which JPMS would be willing to buy your PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the PLUS is based on, among other things, our and our affiliates’ view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Risk Factors — The estimated value of the PLUS is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the PLUS is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the PLUS does not represent future values of the PLUS and may differ from others’ estimates” in this document.

The estimated value of the PLUS will be lower than the original issue price of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the PLUS. See “Risk Factors — The estimated value of the PLUS will be lower than the original issue price (price to public) of the PLUS” in this document.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Secondary market prices of the PLUS:	For information about factors that will impact any secondary market prices of the PLUS, see “Risk Factors — Secondary market prices of the PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the PLUS. The length of any such initial period reflects the structure of the PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the PLUS and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the PLUS for a limited time period.”
Tax considerations:	You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. The following

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JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the issue price.  The PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the PLUS’ term.  Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.  Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the PLUS described above, in which case the timing and character of any income or loss on your PLUS could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the PLUS. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the PLUS.  You should consult your tax adviser regarding the potential application of FATCA to the PLUS.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the PLUS.

Supplemental use of proceeds and hedging:

The PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the PLUS. See “How the PLUS Work” in this document for an illustration of the risk-return profile of the PLUS and “Basket Overview” in this document for a description of the market exposure provided by the PLUS.

The original issue price of the PLUS is equal to the estimated value of the PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS, plus the estimated cost of hedging our obligations under the PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and

July 2016	Page 23

JPMorgan Chase Financial Company LLC

PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and Two Exchange-Traded Funds due August 4, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You may revoke your offer to purchase the PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these PLUS are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-I dated June 3, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

• Underlying supplement no. 1-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

• Prospectus supplement and prospectus, each dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

July 2016	Page 24